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                                                                    EXHIBIT 99.1


                         [LOGO OF FOUR MEDIA COMPANY]


FOR IMMEDIATE RELEASE
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          FOUR MEDIA SHAREHOLDERS APPROVE WARBURG, PINCUS INVESTMENT

   -Equity Infusion Provides Capital to Continue Successful Growth Strategy-

     Burbank, California, March 18, 1999 - Four Media Company (Nasdaq: FOUR) announced that shareholders ratified the proposals presented at a special shareholders meeting held today to approve the acquisition by Warburg, Pincus Equity Partners, L.P. and certain affiliates ("Warburg, Pincus") of 10.2 million shares of newly issued and existing Four Media Company common stock. Closing remains subject to certain contingencies, including regulatory approval.

Under the terms of a definitive agreement signed January 18, 1999, Warburg, Pincus will acquire from Technical Services Partners, L.P. ("TSP"), a limited partnership controlled by Steinhardt Partners, L.P., 3.1 million shares of Four Media Company common stock for approximately $23.4 million. In addition, Warburg, Pincus will acquire approximately 6.6 million common shares from the Company for $52.7 million and receive at closing a warrant to purchase 1.1 million shares at a price of $15.00 per share. The proceeds from the sale of the newly-issued shares will be used to further the Company's consolidation of the technical and creative services industry that supports the creation and distribution of entertainment programming. An additional 498,000 shares will be purchased by Warburg, Pincus for approximately $4.0 million from certain of the Company's founders, who have agreed to long-term employment contracts in connection with the transaction.

Robert T. Walston, Chairman of the Board and Chief Executive Officer, commented, "We are pleased that the shareholders have shown their strong support of this transaction. The new capital will enable us to continue building the most comprehensive outsourcing network in our industry, encompassing an expanding array of services as well as broadening our geographic reach. We are confident that we will be able to quickly deploy this new capital to enhance shareholder value."

                                 - continued -


    Burbank-Hollywood-Santa Monica-San Francisco-Singnapore-Universal City
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Page 2

Four Media Company is a leading provider of technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment product both domestically and internationally. The Company's services integrate a variety of systems and processes to enhance the creation and distribution of entertainment content. Four Media's client base includes the world's largest entertainment companies. As a result of its investments and acquisitions, Four Media Company is one of the largest and most diversified providers of technical and creative services to the entertainment industry, which enables the Company to offer its customers a single source for such services.

This press release contains forward-looking statements which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends", "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission, including its 1997 Prospectus. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                                     # # #
For additional information contact:
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Robert T. Walston
Chairman and Chief Executive Officer
Sandra C. Mays
Vice President, Investor Relations
FOUR MEDIA COMPANY
2813 W. Alameda Avenue
Burbank, CA 91505
(818) 840-7356 (phone)
(818) 846-5197 (fax)
www.4mc.com (web)
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     Burbank-Hollywood-Santa Monica-San Francisco-Signapore-Universal City